Exhibit (h)(7)

Exhibit A to the Transfer Agent Servicing Agreement – Amplify ETF Trust

Fund Names

Separate Series of Amplify ETF Trust

Name of Series

Amplify Top 10™ Quantum ETF

Amplify Top 10™ Space ETF

Amplify Top 10™ Robotics ETF

Amplify Top 10™ Asia Memory ETF